UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

GANNETT CO., INC.
(Name of Registrant as Specified in Its Charter)

MNG ENTERPRISES, INC. MNG INVESTMENT HOLDINGS LLC STRATEGIC INVESTMENT OPPORTUNITIES LLC ALDEN GLOBAL CAPITAL LLC TIMOTHY BARTON HEATH FREEMAN R. JOSEPH FUCHS GUY GILMORE DANA NEEDLEMAN STEVEN ROSSI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MNG ENTERPRISES, INC.

April 1, 2019

To the Stockholders of Gannett Co., Inc.:

MNG Enterprises, Inc. (“MNG Enterprises”, “we”, “us” or “our”) beneficially owns 8,506,799 shares of common stock, par value $0.01 per share (the “Common Stock”), of Gannett Co., Inc., a Delaware corporation (“Gannett”), representing approximately 7.4% of the outstanding shares of Common Stock and making us one of Gannett’s largest stockholders.

On January 14, 2019, we made a proposal (the “Proposed Transaction”) to acquire all of the outstanding shares of Common Stock for $12.00 per share in cash, a 41% premium over Gannett’s $8.53 closing price on December 31, 2018 and a 23% premium to its closing price of $9.75 on January 11, 2019. We have stated our strong preference to engage cooperatively with Gannett’s Board of Directors (the “Board”) to work toward a mutually beneficial transaction at a significant premium to the market price. However, on February 4, 2019, before even meeting with us to discuss the Proposed Transaction, the Board rejected our proposal and refused our request to extend Gannett’s deadline for director nominations. Since then, we have continued our work on the Proposed Transaction, including by obtaining a “highly confident letter” from Oaktree Capital Management, L.P., a subsidiary of Oaktree Capital Group, LLC (NYSE: OAK) and a knowledgeable investor with experience in the newspaper publishing industry, expressing high confidence in our ability to attain a debt financing package sufficient to complete the Proposed Transaction. Yet, the Board has refused to negotiate with us around the Proposed Transaction, and has not permitted us to conduct confirmatory due diligence on Gannett, which is necessary for us to finalize a financing package. Gannett’s performance continues to deteriorate, with net income down 93% from 2014 to 2018.1 We have serious concerns regarding the ability of the Company’s digital transformation strategy to create value, and believe that the Board should be taking all reasonable and appropriate steps to maximize value for all Gannett stockholders now, before additional stockholder value is lost.

We believe that the Proposed Transaction would provide compelling and immediate cash value for Gannett stockholders, and that the current Board represents the primary obstacle preventing a value-maximizing transaction that is in the best interests of all stockholders. As Gannett’s financial performance spirals downwards, Gannett stockholders should be asking themselves whether to trust directors who, after years of poor operating performance, appear intent on blocking immediate and certain value creation opportunities in favor of the continued pursuit of a challenged strategic transformation.

We believe that you deserve a Board that will engage with us regarding the Proposed Transaction, or in the alternative, would commence a strategic review process to maximize value for all Gannett stockholders. For that reason and others, as described in the accompanying Proxy Statement, we are seeking your support for the election of our six nominees at Gannett’s annual meeting of stockholders scheduled to be held on Thursday, May 16, 2019, at 8:30 a.m., local time at Gannett’s corporate headquarters, located at 7950 Jones Branch Drive, McLean, VA 22107 (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”).

Our director candidates have a combination of operational and transaction experience, both inside and outside the media industry, and are committed to maximizing value for all Gannett stockholders. We believe that stockholders would be better served by these candidates than the current directors of Gannett, who have overseen Gannett’s Free Cash Flow decline by $180 million, or 66%, and Net Income fall nearly $200 million, or 93%, from 2014 to 2018.1 Despite years of poor operating performance, the Board has rejected the Proposed Transaction and the compelling opportunity for immediate cash value and certainty that it presents for Gannett stockholders. We believe that the replacement of a majority of the Board is needed to ensure a true change in direction at Gannett. Your vote for our director candidates will send a clear message to the Board to engage with us on the Proposed Transaction, or in the alternative, to immediately commence a strategic review process to maximize value for all Gannett stockholders. If the newly elected directors deem the Proposed Transaction appropriate in the exercise of their fiduciary duties, we will be prepared to negotiate and complete the Proposed Transaction and/or another business combination with Gannett on an expedited timeframe, or if the newly elected directors commence a strategic review process at Gannett including exploration of a potential sale of Gannett, we will be prepared to participate in that process.

1 Gannett separated from its former parent company in a spin-off effective on June 29, 2015. Prior to its separation, Gannett was not independent of its parent company and did not have its own independent board of directors.

We urge you to carefully consider the information contained in the accompanying Proxy Statement and then support our efforts by signing, dating and returning the enclosed BLUE proxy card today. The accompanying Proxy Statement and the enclosed BLUE proxy card are first being mailed to stockholders on or about April 1, 2019.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated BLUE proxy card or by voting in person at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC, which is assisting us, at its address and toll-free numbers listed below.

Thank you for your support.

MNG Enterprises, Inc.

Okapi Partners LLC is assisting us with the solicitation of proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(212) 297-0720 (Main)

Stockholders Call Toll-Free: (888) 785-6668

Email: info@okapipartners.com

www.SaveGannett.com

2019 ANNUAL MEETING OF STOCKHOLDERS
OF
Gannett Co., Inc.

PROXY STATEMENT OF MNG ENTERPRISES, INC.

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

MNG Enterprises, Inc. (“MNG Enterprises”, “we”, “us” or “our”) beneficially owns 8,506,799 shares of common stock, par value $0.01 per share (the “Common Stock”), of Gannett Co., Inc., a Delaware corporation (“Gannett” or the “Company”), representing approximately 7.4% of the outstanding shares of Common Stock and making us one of Gannett’s largest stockholders.

We are furnishing this proxy statement (“Proxy Statement”) and accompanying BLUE proxy card to Gannett’s stockholders in connection with the solicitation of proxies in connection with Gannett’s 2019 annual meeting of stockholders (including any and all adjournments, postponements, continuations or reschedulings thereof, or any other meeting of stockholders held in lieu thereof, the “Annual Meeting”). The Annual Meeting is scheduled to be held on Thursday, May 16, 2019, at 8:30 a.m., local time at Gannett’s corporate headquarters, located at 7950 Jones Branch Drive, McLean, VA 22107.

On January 14, 2019, we made a proposal (the “Proposed Transaction”) to acquire all of the outstanding shares of Common Stock for $12.00 per share in cash, a 41% premium over Gannett’s $8.53 closing price on December 31, 2018 and a 23% premium to its closing price of $9.75 on January 11, 2019. We have stated our strong preference to engage cooperatively with Gannett’s Board of Directors (the “Board”) to work toward a mutually beneficial transaction at a significant premium to the market price. However, on February 4, 2019, before even meeting with us to discuss the Proposed Transaction, the Board rejected our proposal and refused our request to extend Gannett’s deadline for director nominations. Since then, we have continued our work on the Proposed Transaction, including by obtaining a “highly confident letter” from Oaktree Capital Management, L.P. (“Oaktree”), a subsidiary of Oaktree Capital Group, LLC (NYSE: OAK) and a knowledgeable investor with experience in the newspaper publishing industry, expressing high confidence in our ability to attain a debt financing package sufficient to complete the Proposed Transaction. Yet, the Board has refused to negotiate with us around the Proposed Transaction, and has not permitted us to conduct confirmatory due diligence on Gannett, which is necessary for us to finalize a financing package. We do not believe that Gannett and the Board have taken all reasonable and appropriate steps to negotiate or further explore the Proposed Transaction.

We have nominated six highly-qualified candidates for election to the Board at the Annual Meeting. Our director candidates have a combination of operational and transaction experience, both inside and outside the media industry, and are committed to maximizing value for all Gannett stockholders. We believe that stockholders would be better served by these candidates than the current directors of Gannett, who have overseen Gannett’s Free Cash Flow decline by $180 million, or 66%, and Net Income fall nearly $200 million, or 93%, from 2014 to 2018.1 Despite years of poor operating performance, the Board has rejected the Proposed Transaction and the compelling opportunity for immediate cash value and certainty that it presents for Gannett stockholders. We are seeking your support at the Annual Meeting for the following:

1 Gannett separated from its former parent company in a spin-off effective on June 29, 2015. Prior to its separation, Gannett was not independent of its parent company and did not have its own independent board of directors.

1.	To elect our six director nominees, Timothy Barton, Heath Freeman, R. Joseph Fuchs, Guy Gilmore, Dana Needleman and Steven Rossi (collectively, the “MNG Nominees”), to serve until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as Gannett’s independent registered public accounting firm for the 2019 fiscal year;
3.	To vote, on an advisory basis, on the compensation of Gannett’s named executive officers; and
4.	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

There are eight directorships up for election at the Annual Meeting. We are seeking your support at the Annual Meeting to elect our six MNG Nominees in opposition to Gannett’s director nominees, effectively to replace six incumbent directors with our MNG Nominees. We believe that the replacement of a majority of the Board is needed to ensure a true change in direction at Gannett. As Gannett has nominated eight director candidates for election at the Annual Meeting, because we have nominated only six director candidates, at least two incumbent directors will be elected to the Board at the Annual Meeting. None of the MNG Nominees has committed to support the Proposed Transaction or any other transaction between Gannett and MNG Enterprises, and there can be no assurance that the election of the MNG Nominees will lead to the consummation of any transaction between Gannett and MNG Enterprises, or any other transaction.

This Proxy Statement is soliciting proxies to elect only our six MNG Nominees. Accordingly, the enclosed BLUE proxy card may only be voted for our MNG Nominees and does not confer voting power with respect to any of Gannett’s director nominees. Stockholders who return the BLUE proxy card will only be able to vote for our six MNG Nominees. You can only vote for Gannett’s director nominees by signing and returning a proxy card provided by Gannett. Stockholders should refer to Gannett’s proxy statement for the names, backgrounds, qualifications and other information concerning Gannett’s nominees. Your vote to elect our MNG Nominees will have the legal effect of replacing six incumbent directors with our MNG Nominees.

As of the date hereof, the participants in this solicitation collectively own 8,506,799 shares of Common Stock (the “MNG Group Shares”). The participants in this solicitation intend to vote the MNG Group Shares “FOR” the election of the MNG Nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as Gannett’s independent registered public accounting firm for the 2019 fiscal year and “AGAINST” the advisory resolution to approve executive compensation. While we currently intend to vote all of the MNG Group Shares in favor of the election of the MNG Nominees, we reserve the right to vote some or all of the MNG Group Shares for some or all of Gannett’s director nominees, as we see fit, in order to achieve a Board composition that we believe is in the best interest of all stockholders. We would only intend to vote some or all of the MNG Group Shares for some or all of Gannett’s director nominees in the event it were to become apparent to us, based on the projected voting results at such time, that less than all of the MNG Nominees would be elected at the Annual Meeting and that by voting the MNG Group Shares we could help elect Gannett nominees that we believe are the most qualified to serve as directors and thus help achieve a Board composition that we believe is in the best interest of all stockholders. Stockholders should understand, however, that all shares of Common Stock represented by the enclosed BLUE proxy card will be voted at the Annual Meeting as marked.

2

Gannett has set the close of business on March 18, 2019 as the record date for determining the stockholders entitled to vote at the Annual Meeting (the “Record Date”). Each share of Common Stock is entitled to one vote for each of the proposals to be voted on. The principal executive offices of Gannett are located at 7950 Jones Branch Drive, McLean, Virginia 22107. According to Gannett’s proxy statement, as of the Record Date, there were 114,466,061 shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting.

This Proxy Statement and the enclosed BLUE proxy card are first being mailed to stockholders on or about April 1, 2019.

THIS SOLICITATION IS BEING MADE BY MNG ENTERPRISES AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF GANNETT.

MNG ENTERPRISES URGES YOU TO SIGN, DATE AND RETURN THE BLUE PROXY CARD IN FAVOR OF THE ELECTION OF THE MNG NOMINEES.

IF YOU HAVE ALREADY SENT A white PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE Annual Meeting BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE Annual Meeting OR BY VOTING IN PERSON AT THE Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting –
This Proxy Statement and our BLUE proxy card are available at

www.SaveGannett.com

3

IMPORTANT

Your vote is important, no matter how many or how few shares of Common Stock you own. MNG Enterprises urges you to sign, date, and return the enclosed BLUE proxy card today to vote “FOR” the election of the MNG Nominees and in accordance with MNG Enterprises’ recommendations on the other proposals on the agenda for the Annual Meeting.

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed BLUE proxy card and return it to MNG Enterprises, c/o Okapi Partners LLC (“Okapi Partners”), in the enclosed postage-paid envelope today.
•	If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a BLUE voting form, are being forwarded to you by your broker or bank. As a beneficial owner, if you wish to vote, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.
•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from Gannett. Even if you return the WHITE management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our six MNG Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

Okapi Partners is assisting us with the solicitation of proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(212) 297-0720 (Main)

Stockholders Call Toll-Free: (888) 785-6668

Email: info@okapipartners.com

www.SaveGannett.com

4

5

QUESTIONS AND ANSWERS RELATING TO THIS PROXY SOLICITATION

The following are some of the questions you may have as a stockholder, as well as the answers to those questions. The following is not a substitute for the information contained in this Proxy Statement, and the information below is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this Proxy Statement. We urge you to read this Proxy Statement carefully and in its entirety.

Who is making this solicitation?

The solicitation for election of the MNG Nominees and the other proposals described in this Proxy Statement at the Annual Meeting is being made by MNG Enterprises and certain other participants in this solicitation. The principal business of MNG Enterprises, through its subsidiaries, is the ownership and operation of newspapers. MNG Enterprises is a leader in local, multi-platform news and information, and one of the largest owners and operators of newspapers in the United States by circulation, with approximately 200 publications including The Denver Post, The San Jose Mercury News, The Orange County Register and The Boston Herald. The business address of MNG Enterprises, a Delaware corporation, is 101 W. Colfax Avenue, Denver, Colorado 80202.

For information regarding the directors and executive officers of MNG Enterprises and the other participants in this solicitation, please see Annex A to this Proxy Statement.

What are we asking you to vote for?

We are seeking your support at the Annual Meeting to elect our six MNG Nominees, Timothy Barton, Heath Freeman, R. Joseph Fuchs, Guy Gilmore, Dana Needleman and Steven Rossi, to the Board to serve until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified.

In addition to the election of directors, there are two other proposals being presented for stockholder approval at the Annual Meeting. Please see the sections entitled “Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm” and “Proposal No. 3: Advisory Vote on Executive Compensation,” for more about each of these proposals and for our voting recommendations.

Why are we soliciting your vote?

On January 14, 2019, we made a proposal to acquire all of the outstanding shares of Common Stock for $12.00 per share in cash, a 41% premium over Gannett’s $8.53 closing price on December 31, 2018 and a 23% premium to its closing price of $9.75 on January 11, 2019, which we refer to as the Proposed Transaction. We have stated our strong preference to engage cooperatively with the Board to work toward a mutually beneficial transaction at a significant premium to the market price. However, on February 4, 2019, before even meeting with us to discuss the Proposed Transaction, the Board rejected our proposal and refused our request to extend Gannett’s deadline for director nominations. Since then, we have continued our work on the Proposed Transaction, including by obtaining a “highly confident letter” from Oaktree, a subsidiary of Oaktree Capital Group, LLC (NYSE: OAK) and a knowledgeable investor with experience in the newspaper publishing industry, expressing high confidence in our ability to attain a debt financing package sufficient to complete the Proposed Transaction. Yet, the Board has refused to negotiate with us around the Proposed Transaction, and has not permitted us to conduct confirmatory due diligence on Gannett, which is necessary for us to finalize a financing package. We do not believe that Gannett and the Board have taken all reasonable and appropriate steps to negotiate or further explore the Proposed Transaction, and we believe that the current Board represents the primary obstacle preventing a value-maximizing transaction that is in the best interests of all stockholders.

6

We have nominated six highly-qualified candidates for election to the Board at the Annual Meeting. Our director candidates have a combination of operational and transaction experience, both inside and outside the media industry, and are committed to maximizing value for all Gannett stockholders. We believe that stockholders would be better served by these candidates than the current directors of Gannett, who have overseen Gannett’s Free Cash Flow decline by $180 million, or 66%, and Net Income fall nearly $200 million, or 93%, from 2014 to 2018.1 Despite years of poor operating performance, the Board has rejected the Proposed Transaction and the compelling opportunity for immediate cash value and certainty that it presents for Gannett stockholders. Your vote for our director candidates will send a clear message to the Board to engage with us on the Proposed Transaction, or in the alternative, to immediately commence a strategic review process to maximize value for all Gannett stockholders.

We urge the stockholders to support us in this effort by voting “FOR” our MNG Nominees.

Who are the MNG Nominees?

We are proposing that our MNG Nominees, Timothy Barton, Heath Freeman, R. Joseph Fuchs, Guy Gilmore, Dana Needleman and Steven Rossi, be elected as directors of Gannett to serve on the Board until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified.

-	Timothy A. Barton (Founder of Freightquote.com): In 1998, Tim founded Freightquote.com, Inc. (“Freightquote”), an online transportation broker of freight services, and served as its Chairman and CEO until its sale to C.H. Robinson Worldwide Inc., a provider of multimodal transportation services and third-party logistics, in 2015. Prior to founding Freightquote, Tim was the Co-Founder and President of UWI Association Programs, a telecommunications company, which grew into Network Long Distance before being acquired by IXC Communications/Broadwing Corporation in 1998. Tim has served on the Board of Directors of Fred’s, Inc., an operator of discount value stores, since April 2017. We believe that Tim’s extensive operational experience coupled with his experience as a founder of several companies would make him a well-qualified addition to the Board.

-

Heath Freeman (President of Alden Global Capital, LLC; Vice Chairman of MNG Enterprises): Heath serves as Vice Chairman of MNG Enterprises, owner of one of the largest newspaper businesses in the United States, and has been a director since January 2011.  He has served as the President of Alden Global Capital, LLC (“Alden”) since 2014 and is a Founding Member. Prior to Alden, Heath worked at Smith Management LLC, an investment manager, where he was responsible for investing in deeply undervalued companies and special situations, from 2006 to 2007. He began his career as an analyst at Peter J. Solomon Company, a boutique investment bank, where he worked on mergers and acquisitions, restructurings and refinancing assignments, from 2003 to 2006. He has been the Chairman of Fred’s, Inc., an operator of discount value stores, since September 2017 and has been a Director since August 2017. We believe that Heath’s financial, transaction, operational and industry expertise would make him a valuable addition to the Board.

-	R. Joseph Fuchs (Executive Chairman of MNG Enterprises; President of Rocketfleet Broadcasting, Inc.): Joe has served as the Executive Chairman of MNG Enterprises, owner of one of the largest newspaper businesses in the United States, since September 2015 and as a director since 2012. He also currently serves as the President of Rockfleet Broadcasting, Inc., a broadcasting company with three stations in its family, since 1998. Prior to that Mr. Fuchs served as the President of Rockfleet Media, a publisher of weekly newspapers in New Jersey, from 1993 until 1999. Joe also had an equity interest in a Fox Television station in Colorado, from 1984 until 2003. Earlier in his career Joe held various senior level positions at Kidder, Peabody & Co., a securities firm, including having served as the Managing Director for the International Equity Marketing Group, member of the Management Committee and Director of Equity Research, from 1964 to 1995, as well as serving on the Board of Directors. During his time at Kidder, Peabody & Co. Joe was also a top ranked media analyst with many years covering Gannett. We believe that Joe’s industry and transaction experience would make him a valuable addition to the Board.

7

-	Guy Gilmore (Chief Operating Officer of MNG Enterprises): Guy currently serves as the Chief Operating Officer of MNG Enterprises, owner of one of the largest newspaper businesses in the United States, since October 2017. Previously, Guy served as the Executive Vice President East of MNG Enterprises from September 2013 until October 2017. Before that, Guy served as President and Publisher of the St. Paul Pioneer Press (n/k/a the Twin Cities Pioneer Press), a Saint Paul, Minnesota, based newspaper from 2007 until 2013 and its Vice President from 2005 until 2007. Earlier in his career Guy served as the President and Publisher of Allentown Morning Call, as well as several other senior positions at the Baltimore Sun, the Portland Oregonian, the Nashville Tennessean & Banner, USA Today and Gannett. We believe that Guy’s experience as a veteran newspaper executive with over 40 years of experience makes him well-qualified to serve on the Board.

-	Dana Goldsmith Needleman (Principal of the Cogent Group): Dana has served as a Principal of The Cogent Group, an acquirer of single-tenant net leased real estate nationally, since October 2009, where she is responsible for the origination, underwriting, financing, structuring, and closing of net lease transactions. She has been instrumental in the acquisition, development and disposition of more than $5.0 billion of corporate real estate throughout the United States with a heavy concentration of retail and industrial assets. From 1999 to 2009, Dana was employed by Cardinal Capital Partners (“Cardinal”), a private equity real estate investment firm. She served as a Managing Director at Cardinal from 2003 to 2009 and its Vice President from 1999 to 2002. From 1997 to 1999, Dana was an Associate at Corporate Realty Investment Company Capital, LLC, a private real estate company. Throughout her career, Dana has completed sizeable portfolio acquisitions with Reuters, Georgia Pacific LLC, Beckman Coulter Inc. Academy Sports & Outdoors, Albertson’s, Dick’s Sporting Goods, PetSmart, Rite Aid, Shaw’s, and various other national retailers, enabling these companies to maximize the value of their real estate holdings through sale-leaseback and build-to-suit transactions. Dana has served on the Board of Directors of Fred’s, Inc., an operator of discount value stores, since May 2018. We believe that Dana’s operational and real estate transaction experience coupled with her financial expertise would make her a valuable addition to the Board.

-	Steven B. Rossi (former Chief Executive Officer of MediaNews Group, Inc.): Steve served as the Chief Executive Officer of MediaNews Group, Inc. (“MediaNews Group”), an operating subsidiary of MNG Enterprises managing one of the largest newspaper businesses in the United States, from June 2015 until retiring in November 2017. Prior to that, he served as MediaNews Group’s President beginning in July 2014 and its Chief Operating Officer from January 2015 until assuming the CEO role, and as Executive Vice President from 2006 until April 2007. Previously, he served as the President and Chief Executive Officer of the California Newspapers Partnership, a publisher of more than two dozen daily newspapers and several weekly newspapers, from 2007 until July 2014. Earlier in his career, Steve served in various executive positions at Knight Ridder, Inc., a media company specializing in newspaper and internet publishing, from 1987 until it was acquired by the McClatchy Company in June 2006, including President of the Newspaper Division, Chief Financial Officer, and Senior Vice President of Operations. From 1992 through 1998 he was Executive Vice President and General Manager of The Philadelphia Inquirer and Daily News¸ both of which are daily newspapers. Prior to joining the newspaper industry, Steve held positions in general management and mergers and acquisitions with AmeriGas, Inc., a liquefied petroleum gas distribution company, and in international finance with IU International Corporation, a diversified services company with businesses in trucking, food services, and waste management. Steve has been on the Board of Directors of Fred’s, Inc., an operator of discount value stores, since April 2017. We believe that Steve’s significant operational and transaction experience in the newspaper industry would make him a well-qualified addition to the Board.

8

Who is entitled to vote at the Annual Meeting and how many votes do you have?

Gannett has set the close of business on March 18, 2019 as the Record Date for determining the stockholders entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote for each of the proposals to be voted on.

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Stockholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date.

According to Gannett’s proxy statement, as of the Record Date, there were 114,466,061 shares of Common Stock outstanding and there are no other securities of Gannett outstanding and entitled to vote at the Annual Meeting.

How do proxies work?

MNG Enterprises is asking you to appoint Heath Freeman, Andrew Freedman and Bruce Goldfarb, and each of them, as your proxy holders to vote your shares of Common Stock at the Annual Meeting. You make this appointment by voting the enclosed BLUE proxy card or by using one of the voting methods described below. Giving us your proxy means you authorize the proxy holders to vote your shares at the Annual Meeting, according to the directions you provide. You may vote for all, some or none of our director candidates. Whether or not you are able to attend the Annual Meeting, you are urged to sign, date and return the enclosed BLUE proxy card. All valid proxies received prior to the Annual Meeting will be voted. If you specify a choice with respect to any item by marking the appropriate box on the proxy, the shares of Common Stock will be voted in accordance with that specification. In the absence of specific instructions, shares of Common Stock represented by properly executed BLUE proxy cards will be voted “FOR” the election of the MNG Nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as Gannett’s independent registered public accounting firm for the 2019 fiscal year and “AGAINST” the advisory resolution to approve executive compensation.

What is the difference between holding shares as a stockholder of record/registered stockholder and as a beneficial owner of shares?

If your shares of Common Stock are registered directly in your name with Gannett’s transfer agent, you are considered a “stockholder of record” or a “registered stockholder” of those shares. If your shares are held in an account at a bank, brokerage firm or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will receive proxy materials from the bank, brokerage firm or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

How do you attend the Annual Meeting?

The Annual Meeting is scheduled to be held on Thursday, May 16, 2019, at 8:30 a.m., local time at Gannett’s corporate headquarters, located at 7950 Jones Branch Drive, McLean, VA 22107. Please see Gannett’s proxy statement for instructions on how to attend the Annual Meeting.

9

What is the quorum requirement for the Annual Meeting?

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the Record Date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered part of the quorum. Once a quorum is present, voting on specific proposals may proceed.

What is the effect of an “ABSTAIN” vote?

Abstentions are considered to be present and entitled to vote with respect to each relevant proposal, but are not considered “votes cast” on these proposals. As a result of the voting requirements for each of the proposals to be considered at the Annual Meeting, abstentions will have no effect on the outcome of Proposals 1 and 3 but will have the same effect as a vote “against” Proposal 2.

What is a broker non-vote?

A “broker non-vote” occurs when a broker submits a proxy for a meeting with respect to a discretionary matter but does not vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters. Given the delivery to brokers of competing sets of proxy materials with respect to the Annual Meeting, applicable rules governing brokers’ discretionary authority will not permit such brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether “routine” or not, to the extent street-name holders have been provided with MNG Enterprises’ materials. As a result, broker non-votes will have no effect on the outcome of any of the matters presented for your vote. If your shares are held of record by a bank, broker or other nominee, we urge you to give instructions to your bank, broker or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What vote is required to elect the MNG Nominees?

Pursuant to Gannett’s Amended and Restated Bylaws (the “Bylaws”), in the event of a “contested election” of directors, directors are elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. The Bylaws provide that a “contested election” means any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, as determined by Gannett’s Secretary as of the close of the applicable notice of nomination period. As disclosed in Gannett’s proxy statement, the Annual Meeting is considered a “contested election” under the Bylaws, and the eight director nominees receiving the highest number of “FOR” votes cast will be elected.

What vote is required to approve the other proposals described in this Proxy Statement?

According to Gannett’s proxy statement, the approval of Proposal No. 2 requires the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

According to Gannett’s proxy statement, because Proposal No. 3 is a non-binding, advisory vote, there is no specific approval requirement for such proposal. However, the proposal will be approved on a non-binding, advisory basis if the number of votes cast “for” the proposal exceeds the number of votes cast “against” it.

10

If I vote for the MNG Nominees, am I agreeing to a business combination between MNG Enterprises and Gannett?

No. We are not asking you to consent to or vote on the Proposed Transaction or any other transaction between Gannett and MNG Enterprises. Additionally, although the MNG Nominees have expressed their commitment to maximizing value for all Gannett stockholders, none of the MNG Nominees has committed to support the Proposed Transaction or any other transaction between Gannett and MNG Enterprises. We expect that the MNG Nominees will exercise their independent judgement in all matters before the Board in accordance with their fiduciary duties to Gannett and the stockholders and applicable law, including with the respect to consideration of the Proposed Transaction or any other transaction with MNG Enterprises. There can be no assurance that the election of the MNG Nominees will lead to the consummation of any transaction between Gannett and MNG Enterprises, or any other transaction.

What should you do in order to vote for the MNG Nominees and the other proposals?

Your vote is important, no matter how many or how few shares of Common Stock you own. MNG Enterprises urges you to sign, date, and return the enclosed BLUE proxy card today to vote “FOR” the election of the MNG Nominees and in accordance with MNG Enterprises’ recommendations on the other proposals on the agenda for the Annual Meeting.

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed BLUE proxy card and return it to MNG Enterprises, c/o Okapi Partners, in the enclosed postage-paid envelope today.
•	If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a BLUE voting form, are being forwarded to you by your broker or bank. As a beneficial owner, if you wish to vote, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.
•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from Gannett. Even if you return the WHITE management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our six MNG Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

What does it mean if you receive more than one BLUE proxy card on or about the same time?

It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign, date, and return each BLUE proxy card or, if you vote via the Internet or telephone, vote once for each BLUE proxy card you receive.

11

How do I revoke a proxy?

Stockholders of Gannett may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to MNG Enterprises in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement or to Gannett at 7950 Jones Branch Drive, McLean, Virginia 22107 or any other address provided by Gannett. Although a revocation is effective if delivered to Gannett, we request that either the original or photostatic copies of all revocations be mailed to MNG Enterprises in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock. Additionally, Okapi Partners may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of our MNG Nominees.

Who is paying for the solicitation on behalf of MNG Enterprises?

MNG Enterprises will pay all costs of the solicitation of proxies on behalf of MNG Enterprises and the other participants described in this Proxy Statement for the Annual Meeting. MNG Enterprises intends to seek reimbursement from Gannett of all expenses it incurs in connection with this solicitation. MNG Enterprises does not intend to submit the question of such reimbursement to a vote of security holders of Gannett.

Whom should I call if I have any questions about the solicitation?

Okapi Partners is assisting MNG Enterprises with its effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(212) 297-0720 (Main)

Stockholders Call Toll-Free: (888) 785-6668

Email: info@okapipartners.com

www.SaveGannett.com

Your vote is important, no matter how many or how few shares of Common Stock you own. MNG Enterprises urges you to sign, date, and return the enclosed BLUE proxy card today to vote “FOR” the election of our MNG Nominees and in accordance with MNG Enterprises’ recommendations on the other proposals on the agenda for the Annual Meeting.

12

BACKGROUND OF THE SOLICITATION

The following is a chronology of material events leading up to this proxy solicitation.

•	At various times since Gannett’s spin-off in June 2015, representatives of MNG Enterprises approached senior executives of Gannett, including Robert J. Dickey, Gannett’s President and Chief Executive Officer, to discuss a potential strategic combination between MNG Enterprises and Gannett. Gannett’s reply to each such transaction proposal was that Gannett was not interested in pursuing such a transaction at that time.
•	On December 12, 2018, Mr. Freeman met with Larry Kramer, a director of Gannett, during which meeting Mr. Freeman proposed entering into discussions regarding a potential strategic combination between MNG Enterprises and Gannett. Mr. Kramer indicated that the matter should be raised with John Jeffry Louis, Gannett’s Chairman of the Board, and did not provide a further response to the proposal.
•	On December 14, 2018, Mr. Louis met with Martin Wade, a director of MNG Enterprises. Mr. Wade proposed entering into discussions regarding a potential strategic combination between MNG Enterprises and Gannett, and requested that Mr. Louis meet with Mr. Freeman to discuss the transaction. Mr. Louis rebuffed the proposal, indicating that he did not want to interrupt Gannett’s search for a replacement for CEO Robert J. Dickey, who Gannett had announced the week before would be retiring by May 2019. Mr. Wade indicated that he understood Mr. Louis’s concern, but reiterated his request that Mr. Louis meet with Mr. Freeman to discuss the transaction. Mr. Louis did not respond further to the request for a meeting with Mr. Freeman through January 13, 2019.
•	On January 14, 2019, MNG Enterprises sent a letter to the Board in which MNG Enterprises proposed to acquire all of the outstanding shares of Common Stock for $12.00 per share in cash, representing a 41% premium over Gannett’s $8.53 closing price on December 31, 2018 and a 23% premium to its closing price of $9.75 on January 11, 2019. In the letter, MNG Enterprises requested that the Board immediately take the following actions to maximize value for stockholders: (i) enter into discussions with MNG Enterprises about a strategic combination; (ii) hire an investment bank to conduct a review of strategic alternatives, including a potential sale of Gannett; (iii) commit to a moratorium on digital acquisitions; and (iv) commit to a feasible, strategic and financial path forward before hiring a new CEO. MNG Enterprises also issued a corresponding press release and filed a Schedule 13D disclosing a 7.5% ownership stake in Gannett.
•	On January 16, 2019, Mr. Louis sent a letter to R. Joseph Fuchs, Chairman of the Board of Directors of MNG Enterprises, requesting that MNG Enterprises provide certain additional information with respect to the Proposed Transaction and related matters. Mr. Louis also proposed a date and time for a meeting to be held near Gannett’s offices the following week and requested confirmation on the availability of MNG Enterprises to attend by noon the next day, less than 24 hours after the letter was delivered. Through February 5, 2019, Mr. Fuchs and Mr. Louis corresponded regarding alternative dates for a meeting at which each of Gannett and MNG Enterprises, and their respective advisors, could be present to ensure that the meeting would be as productive as possible. Mr. Fuchs also requested on multiple occasions that MNG Enterprises and Gannett work towards entering into a standard non-disclosure agreement to permit MNG Enterprises to conduct customary due diligence on Gannett and to disclose confidential and proprietary information to Gannett, enabling MNG Enterprises to provide fulsome responses to Gannett’s requests. Mr. Louis repeatedly refused to have Gannett enter into a non-disclosure agreement with MNG Enterprises and refused MNG Enterprises’ request to commence conducting due diligence on Gannett. The parties agreed to meet on February 7, 2019, Gannett’s deadline for director nominations. MNG Enterprises and their advisors also requested that Gannett extend the nomination deadline to permit discussions to take place without forcing MNG Enterprises to nominate director candidates in order to preserve its rights and create the added distraction and cost of a proxy contest.
13

•	On February 4, 2019, the Board rejected the Proposed Transaction and issued a corresponding press release announcing its decision. In response to the Board’s announcement, MNG Enterprises issued a press release commenting on Gannett’s rejection of the Proposed Transaction and announcing its retention of Moelis & Company LLC, as a financial advisor. MNG Enterprises also highlighted Gannett’s refusal to enter into a non-disclosure agreement.

•

On February 7, 2019, prior to its scheduled meeting with MNG Enterprises and its advisors, Gannett informed MNG Enterprises that the Board would not agree to extend Gannett’s deadline for director nominations. Later that day, MNG Enterprises, Gannett and their respective advisors met in person in Northern Virginia. At the meeting, MNG Enterprises and its advisors set out a clear path to complete an all-cash transaction on the proposed terms, including a path to how the Proposed Transaction could be financed and analysis on antitrust matters and pension liabilities. In the time since Moelis & Company LLC (“Moelis”) was retained as MNG Enterprises’ financial advisor in connection with the Proposed Transaction, MNG Enterprises and Moelis had discussed how the Proposed Transaction could be financed and potential financing plans. Based on a detailed review of (i) MNG Enterprises’ various publications, (ii) publicly available information related to Gannett’s publications and other publications in the same geographic areas, and (iii) antitrust enforcement in past mergers in the newspaper industry, attorneys at Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), legal counsel to MNG Enterprises, communicated to Gannett that they did not believe antitrust issues would be an impediment to closing. Based on a detailed review of (i) MNG Enterprises’ defined benefit pension obligations, (ii) Gannett’s public disclosures relating to its defined benefit pension obligations, (iii) public filings of the relevant pension plans, and (iv) the Pension Benefit Guaranty Corporation and U.K. pension regulator’s course of conduct in similar transactions, attorneys at Akin Gump communicated to Gannett that they did not believe that pension obligations would be an impediment to closing. MNG Enterprises also shared its perspective on leadership for the combined company and on the importance of Gannett’s valued employees to the long-term sustainability and success of the newspaper business.

•	On February 7, 2019, MNG Enterprises delivered a letter (the “Nomination Letter”) to Gannett nominating Timothy Barton, Heath Freeman, R. Joseph Fuchs, Guy Gilmore, Dana Needleman and Steven Rossi for election to the Board at the Annual Meeting. MNG Enterprises issued a press release announcing the nomination and stating that it was forced to nominate in order to preserve its rights due to Gannett’s refusal to extend Gannett’s deadline for director nominations. Gannett also issued a press release that day confirming that it received the Nomination Letter.
•	On February 11, 2019, Gannett issued a press release discussing the events of the February 7 meeting and criticizing the Proposed Transaction and the MNG Nominees. Later that day, MNG Enterprises issued a press release responding to what it viewed as misleading commentary from Gannett about the events of the February 7 meeting and the Proposed Transaction. MNG Enterprises stated that it expected to have fully committed financing in place within weeks and that the pro forma leverage profile of the combined companies would be very conservative relative to industry comparables. MNG Enterprises also stated that it would be able to complete its diligence within four weeks with the cooperation of Gannett and conveyed to Gannett its willingness to consider potentially improving the terms of the Proposed Transaction should due diligence demonstrate greater value. MNG Enterprises urged Gannett to resume discussions towards a transaction, or in the alternative, immediately commence a strategic review process to maximize value for all Gannett stockholders. MNG Enterprises also filed an amendment to its Schedule 13D to include disclosure regarding its nomination of director candidates and the MNG Nominees.
•	On February 13, 2019, MNG Enterprises delivered to Gannett a demand to inspect Gannett’s books and records under Section 220 of the Delaware General Corporation Law. The parties subsequently discussed and entered into a customary confidentiality agreement with respect to the information to be provided to MNG Enterprises.
14

•

On February 20, 2019, MNG Enterprises issued a press release urging stockholders to demand answers about Gannett’s recent actions and path forward on Gannett’s earnings call scheduled for later that day, and announcing the launch of its website: www.SaveGannett.com. Later that day, Gannett announced its fourth quarter and full-year 2018 financial results which highlighted Gannett’s continued deteriorating financial performance since its spin-off and reaffirmed MNG Enterprises’ conclusion that Gannett is moving in the wrong direction. On a full-year basis, Gannett experienced a significant decline in EBITDA year over year and a 42% decline in Free Cash Flow during the same timeframe.[2] Gannett reported revenues, Adjusted EBITDA, Adjusted earnings per share and a 2019 outlook that all missed FactSet consensus estimates, in the view of MNG Enterprises giving stockholders little reason to hope for an operational or share price turnaround any time in the near future.[3]

•	On March 20, 2019, MNG Enterprises issued a press release announcing that Oaktree, a subsidiary of Oaktree Capital Group, LLC (NYSE: OAK) and a knowledgeable investor with experience in the newspaper publishing industry, delivered a letter to MNG Enterprises stating that Oaktree is highly confident in MNG Enterprises’ ability to attain a debt financing package in an aggregate principal amount equal to not less than $1.725 billion in connection with MNG Enterprises’ proposed acquisition of Gannett. The press release also stated that this financing would be sufficient to refinance the existing indebtedness of both MNG Enterprises and Gannett, fully finance the $12.00 per share cash consideration payable to Gannett’s stockholders in the Proposed Transaction, and pay all related fees, costs and expenses in connection with the Proposed Transaction. MNG Enterprises further stated that it believes that if it is granted the ability to conduct confirmatory due diligence on Gannett, MNG Enterprises can complete its work and finalize a financing package within weeks.

2 As disclosed in Gannett’s 2018 Annual Report on Form 10-K.

3 Gannett’s fourth quarter 2018 revenue was $751 million, below FactSet consensus of $768 million; fourth quarter 2018 Adjusted EBITDA was $111 million, below Factset consensus of $114 million; Adjusted earnings per share of $0.44 missed FactSet consensus estimates by $0.07; Gannett forecasts 2019 revenue of $2.74 billion to $2.81 billion, while FactSet consensus expected $2.87 billion; and Gannett forecasts 2019 Adjusted EBITDA of $285 million to $295 million, while FactSet consensus expected $313 million.

15

REASONS FOR THE SOLICITATION

MNG Enterprises Made a Premium All-Cash Offer to Acquire Gannett for $12.00 per share, a 41% Premium over Gannett’s $8.53 Closing Price on December 31, 2018 and a 23% Premium to its Closing Price of $9.75 on January 11, 2019.

The Board Rejected This Offer – Now It’s Time for Stockholders to Have Their Say.

On January 14, 2019, we made a proposal to acquire all of the outstanding shares of Common Stock for $12.00 per share in cash, a 41% premium over Gannett’s $8.53 closing price on December 31, 2018 and a 23% premium to its closing price of $9.75 on January 11, 2019. We have stated our strong preference to engage cooperatively with the Board to work toward a mutually beneficial transaction. However, on February 4, 2019, before even meeting with us to discuss the Proposed Transaction, the Board rejected our proposal and refused our request to extend Gannett’s deadline for director nominations. Since then, we have continued our work on the Proposed Transaction, including by obtaining a “highly confident letter” from Oaktree, a subsidiary of Oaktree Capital Group, LLC (NYSE: OAK) and a knowledgeable investor with experience in the newspaper publishing industry, expressing high confidence in our ability to attain a debt financing package sufficient to complete the Proposed Transaction. Yet, the Board has refused to negotiate with us around the Proposed Transaction, and has not permitted us to conduct confirmatory due diligence on Gannett, which is necessary for us to finalize a financing package. We do not believe that Gannett and the Board have taken all reasonable and appropriate steps to negotiate or further explore the Proposed Transaction, and we believe that the current Board represents the primary obstacle preventing a value-maximizing transaction that is in the best interests of all stockholders.

We believe that the Proposed Transaction would provide compelling and immediate cash value for Gannett stockholders. While it remains our strong preference to engage cooperatively with the Board to work toward a mutually beneficial transaction at a significant premium to the market price, our only option to preserve our rights was to submit our slate of six highly-qualified MNG Nominees for election to the Board. Our director candidates have a combination of operational and transaction experience, both inside and outside the media industry, and are committed to maximizing value for all Gannett stockholders. Your vote for the MNG Nominees will send a clear message to the Board to engage with us on the Proposed Transaction, or in the alternative, to immediately commence a strategic review process to maximize value for all Gannett stockholders.

We have a 7.4% ownership stake in Gannett, making us one of Gannett’s largest stockholders. We have invested in Gannett because we see significant value in Gannett’s assets, particularly its core newspaper business. However, Gannett has been moving in the wrong direction, resulting in a declining stock price and lack of confidence that the Board and existing management are willing and able to take the steps necessary to turn Gannett around. Based on our industry experience, we believe that it will be very difficult for Gannett to address its operational and strategic issues as a public company, and that a sale of Gannett presents the best path forward for Gannett stockholders, employees, business partners and customers.

Gannett Has a History of Poor Financial Results Since 2014, with Net Income Declining 93%4

Gannett has not been successful as a public company investment. Since its spin-off from TEGNA Inc. in 2015, Gannett’s stock price declined 41% from approximately $14.37 to $8.53 as of 2018 year end. As shown in the table below, Gannett has trailed its media peers, proxy peer group, and the S&P 500 index since its spin-off, underperforming the S&P 500 index by 67% over the past three years on a total return basis.

4 Gannett separated from its former parent company in a spin-off effective on June 29, 2015. Prior to its separation, Gannett was not independent of its parent company and did not have its own independent board of directors.

16

Gannett’s business is experiencing a severe decline, with Adjusted EBITDA dropping by 32% from $472 million in 2014 to $322 million in 2018, Free Cash Flow declining 66% from $274 million in 2014 to $94 million in 2018, and Net Income declining 93% from $211 million in 2014 to $15 million in 2018. In addition to Gannett’s poor operating performance, since 2014 Gannett significantly increased the amount of debt in Gannett’s capital structure with net debt increasing from negative $72 million in 2014 to $211 million in 2018.5 Gannett’s results have continued on this disturbing downward spiral of poor performance ever since its spin-off. In Gannett’s fourth quarter 2018 earnings release, Gannett reported revenues, Adjusted EBITDA, Adjusted earnings per share and a 2019 outlook that all missed FactSet consensus estimates, giving stockholders little reason to hope for an operational or share price turnaround any time in the near future.2 Gannett’s disappointing year-end results and further expected declines, based on management’s 2019E guidance, underscore our concerns about the health and direction of the business and investor lack of trust in the Board as it continues to reject a premium, all-cash proposal.

We believe that a major reason for Gannett’s poor financial results is its lack of focus on managing its core business and poor capital allocation decisions. Approximately 90% of Gannett’s Revenue and EBITDA is from publishing, making Gannett’s newspaper business critical to Gannett’s success.6 Despite the challenging industry environment, we believe that Gannett’s newspaper business could be improved and made more profitable by optimizing Gannett’s cost structure and showing discipline in capital allocation with a goal of optimizing EBITDA and Free Cash Flow per share every year. However, instead of focusing on its core newspaper business and acting as the industry consolidator pitched to investors at the time of the spin-off, Gannett has spent approximately $350 million on digital acquisitions since 2015.7 That $350 million equates to over $3.00 per share, or 36% of Gannett’s entire market capitalization as of 2018 year end.

5 See footnote 4. Gannett’s SEC filings.

6 Gannett’s Publishing segment Adjusted EBITDA contribution to the Consolidated Entity is measured after allocation of Gannett’s Corporate and Other segment Adjusted Expenses on the basis of the segment’s revenue contribution; data for 12 month period ended December 31, 2018.

7 Gannett’s acquisition of ReachLocal for $162.5 million and SweetIQ for $31.8 million as disclosed in the Company’s 2017 Annual Report on Form 10-K; Gannett paid approximately $145 million in cash to WordStream’s equity holders as disclosed on July 2, 2018; further consideration to WordStream included up to an additional $20 million in potential cash earn-out payments based on WordStream meeting certain revenue targets and up to $6.4 million in cash payable upon the release of the escrow and expense holdbacks.

17

Gannett’s Operational and Strategic Failures Evidence a Need for a New Strategy

Since its debut as a public company, Gannett has suffered from a series of value-destroying decisions made by its leadership team – paying a premium for a string of non-core aspirational digital deals and pursuing an ill-fated hostile bid for Tribune Publishing, all while Gannett’s core revenue, EBITDA, margins and Free Cash Flow continue to decline. As of December 31, 2018, Gannett traded at a meaningful discount relative to peers

.

With the departure of key figures in Gannett’s current strategy, including President and CEO Robert J. Dickey who will step down by May 2019 and former ReachLocal, Inc. CEO Sharon Rowlands who left Gannett in January 2019, the Board is looking for new leadership. Gannett is at a critical juncture, presenting an opportunity for stockholders to make their voices heard and help change Gannett’s direction. We believe that a sale of Gannett presents the best path forward to maximize value for all Gannett stockholders, rather than attempting in full view of the public markets to address its operational issues, find new leadership to pursue a strategic transformation and regain the trust of a skeptical investment community.

You Deserve a Board Committed to Running a Full and Fair Process to Maximize Value for all Gannett Stockholders and that is Qualified to Successfully Run the Business in the Interim

We believe that Gannett and the Board have not taken all reasonable and appropriate steps to engage with us regarding the Proposed Transaction. We believe that the Proposed Transaction would provide compelling and immediate cash value for Gannett stockholders, and that you deserve a Board that will engage with us regarding the Proposed Transaction, or in the alternative, would commence a strategic review process to maximize value for all Gannett stockholders. Stockholders should ask themselves why, after years of poor operating performance marked by Free Cash Flow and Net Income declines of 66% and 93%, respectively, from 2014 to 2018, directors with little true “skin in the game” through personal investment in Gannett stock appear so intent on blocking immediate and certain value creation opportunities in favor of a speculative future engineered by the team responsible for Gannett’s poor performance.8

            Our MNG Nominees have a combination of operational and transaction experience, both inside and outside the media industry, and are committed to maximizing value for all Gannett stockholders. Although none of our MNG Nominees own Common Stock directly (and each of Gannett’s director nominees directly owns some amount of shares), each of our MNG Nominees has expressed an intention to invest in the Common Stock following his or her election to the Board.

-	Timothy A. Barton (Founder of Freightquote.com): In 1998, Tim founded Freightquote, an online transportation broker of freight services, and served as its Chairman and CEO until its sale to C.H. Robinson Worldwide Inc., a provider of multimodal transportation services and third-party logistics, in 2015. Prior to founding Freightquote, Tim was the Co-Founder and President of UWI Association Programs, a telecommunications company, which grew into Network Long Distance before being acquired by IXC Communications/Broadwing Corporation in 1998. Tim has served on the Board of Directors of Fred’s, Inc., an operator of discount value stores, since April 2017. We believe that Tim’s extensive operational experience coupled with his experience as a founder of several companies would make him a well-qualified addition to the Board.

8 See footnote 4.

18

-

Heath Freeman (President of Alden Global Capital, LLC; Vice Chairman of MNG Enterprises): Heath serves as Vice Chairman of MNG Enterprises, owner of one of the largest newspaper businesses in the United States, and has been a director since January 2011.  He has served as the President of Alden since 2014 and is a Founding Member. Prior to Alden, Heath worked at Smith Management LLC, an investment manager, where he was responsible for investing in deeply undervalued companies and special situations, from 2006 to 2007. He began his career as an analyst at Peter J. Solomon Company, a boutique investment bank, where he worked on mergers and acquisitions, restructurings and refinancing assignments, from 2003 to 2006. He has been the Chairman of Fred’s, Inc., an operator of discount value stores, since September 2017 and has been a Director since August 2017. We believe that Heath’s financial, operational, transaction and industry expertise would make him a valuable addition to the Board.

-	R. Joseph Fuchs (Executive Chairman of MNG Enterprises; President of Rocketfleet Broadcasting, Inc.): Joe has served as the Executive Chairman of MNG Enterprises, owner of one of the largest newspaper businesses in the United States, since September 2015 and as a director since 2012. He also currently serves as the President of Rockfleet Broadcasting, Inc., a broadcasting company with three stations in its family, since 1998. Prior to that Mr. Fuchs served as the President of Rockfleet Media, a publisher of weekly newspapers in New Jersey, from 1993 until 1999. Joe also had an equity interest in a Fox Television station in Colorado, from 1984 until 2003. Earlier in his career Joe held various senior level positions at Kidder, Peabody & Co., a securities firm, including having served as the Managing Director for the International Equity Marketing Group, member of the Management Committee and Director of Equity Research, from 1964 to 1995, as well as serving on the board of directors. During his time at Kidder, Peabody & Co., Joe was also a top ranked media analyst with many years covering Gannett. We believe that Joe’s industry and transaction experience would make him a valuable addition to the Board.

-	Guy Gilmore (Chief Operating Officer of MNG Enterprises): Guy currently serves as the Chief Operating Officer of MNG Enterprises, owner of one of the largest newspaper businesses in the United States, since October 2017. Previously, Guy served as the Executive Vice President East of MNG Enterprises from September 2013 until October 2017. Before that, Guy served as President and Publisher of the St. Paul Pioneer Press (n/k/a the Twin Cities Pioneer Press), a Saint Paul, Minnesota, based newspaper from 2007 until 2013 and its Vice President from 2005 until 2007. Earlier in his career Guy served as the President and Publisher of Allentown Morning Call, as well as several other senior positions at the Baltimore Sun, the Portland Oregonian, the Nashville Tennessean & Banner, USA Today and Gannett. We believe that Guy’s experience as a veteran newspaper executive with over 40 years of experience makes him well-qualified to serve on the Board.

19

-	Dana Goldsmith Needleman (Principal of the Cogent Group): Dana has served as a Principal of The Cogent Group, an acquirer of single-tenant net leased real estate nationally, since October 2009, where she is responsible for the origination, underwriting, financing, structuring, and closing of net lease transactions. She has been instrumental in the acquisition, development and disposition of more than $5.0 billion of corporate real estate throughout the United States with a heavy concentration of retail and industrial assets. From 1999 to 2009, Dana was employed by Cardinal, a private equity real estate investment firm. She served as a Managing Director at Cardinal from 2003 to 2009 and its Vice President from 1999 to 2002. From 1997 to 1999, Dana was an Associate at Corporate Realty Investment Company Capital, LLC, a private real estate company. Throughout her career, Dana has completed sizeable portfolio acquisitions with Reuters, Georgia Pacific LLC, Beckman Coulter Inc. Academy Sports & Outdoors, Albertson’s, Dick’s Sporting Goods, PetSmart, Rite Aid, Shaw’s, and various other national retailers, enabling these companies to maximize the value of their real estate holdings through sale-leaseback and build-to-suit transactions. Dana has served on the Board of Directors of Fred’s, Inc., an operator of discount value stores, since May 2018. We believe that Dana’s operational and real estate transaction experience coupled with her financial expertise would make her a valuable addition to the Board.

-	Steven B. Rossi (former Chief Executive Officer of MediaNews Group, Inc.): Steve served as the Chief Executive Officer of MediaNews Group, an operating subsidiary of MNG Enterprises managing one of the largest newspaper businesses in the United States, from June 2015 until retiring in November 2017. Prior to that, he served as MediaNews Group’s President beginning in July 2014 and its Chief Operating Officer from January 2015 until assuming the CEO role, and as Executive Vice President from 2006 until April 2007. Previously, he served as the President and Chief Executive Officer of the California Newspapers Partnership, a publisher of more than two dozen daily newspapers and several weekly newspapers, from 2007 until July 2014. Earlier in his career, Steve served in various executive positions at Knight Ridder, Inc., a media company specializing in newspaper and internet publishing, from 1987 until it was acquired by the McClatchy Company in June 2006, including President of the Newspaper Division, Chief Financial Officer, and Senior Vice President of Operations. From 1992 through 1998 he was Executive Vice President and General Manager of The Philadelphia Inquirer and Daily News¸ both of which are daily newspapers. Prior to joining the newspaper industry, Steve held positions in general management and mergers and acquisitions with AmeriGas, Inc., a liquefied petroleum gas distribution company, and in international finance with IU International Corporation, a diversified services company with businesses in trucking, food services, and waste management. Steve has been on the board of directors of Fred’s, Inc., an operator of discount value stores, since April 2017. We believe that Steve’s significant operational and transaction experience in the newspaper industry would make him a well-qualified addition to the Board.

Four of the MNG Nominees have direct experience working with MNG Enterprises and its subsidiaries, a leader in local, multi-platform news and information, and one of the largest owners and operators of newspapers in the United States by circulation, with approximately 200 publications including The Denver Post, The San Jose Mercury News, The Orange County Register and The Boston Herald. In stark contrast to Gannett’s declining EBITDA margins as shown below, MNG Enterprises has increased EBITDA margins for each of the last 4 years, and has a consolidated EBITDA margin near the top of the industry.

20

MNG Enterprises employs a continued focus on consolidation of operations (real estate, printing, shared services, IT, finance and administration), zero based budgeting and rationalization of labor costs. A consolidation strategy works when the consolidator is a best in class operator and brings the most value to its targets. With one of the best in class margins and a strong unlevered balance sheet, we are one of the leading industry consolidators who are able to make acquisitions of newspapers on our platform successful today and well into the future. We also recognize the importance of our valued employees to our success, and compensate our newspaper operators well and incentivize them to thoughtfully maintain and grow EBITDA, even in this challenging environment of secular decline.

If elected to the Board, we believe that the MNG Nominees should engage with us on the Proposed Transaction, or in the alternative, immediately commence a strategic review process to maximize value for all Gannett stockholders.

21

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board is currently composed of 10 directors, each with terms expiring at the Annual Meeting. Gannett has announced that current directors Robert J. Dickey and Tony A. Prophet will not stand for reelection at the Annual Meeting, and therefore effective upon the election of directors at the Annual Meeting, the number of directors constituting the Board will be reduced from 10 to eight. We are nominating six independent, highly-qualified MNG Nominees for election to the Board, effectively to replace six incumbent directors with our MNG Nominees. If at least five of the MNG Nominees are elected, such MNG Nominees will represent a majority of the members of the Board. In the event that our MNG Nominees comprise less than a majority of the Board following the Annual Meeting, there can be no assurance that any actions or changes proposed by our MNG Nominees will be adopted or supported by action of the full Board.

There are eight directorships up for election at the Annual Meeting. We are soliciting proxies to elect only our six MNG Nominees. Accordingly, the enclosed BLUE proxy card may only be voted for our MNG Nominees and does not confer voting power with respect to any of Gannett’s director nominees. Stockholders who return the BLUE proxy card will only be able to vote for our six MNG Nominees, and will not have the opportunity to vote for the two other seats up for election at the Annual Meeting.

THE MNG NOMINEES

Set forth below are the names, ages, business addresses and business experience for the past five years and certain other information for our MNG Nominees. The nominations were made in a timely manner and in compliance with the applicable provisions of Gannett’s governing instruments. This information has been furnished to us by our MNG Nominees. In addition, the table below sets forth a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the MNG Nominee should serve as a director for Gannett as of the date hereof, in light of Gannett’s business and structure.

Timothy A. Barton Age: 52 200 E. Live Oak Austin, TX 78704

Mr. Barton founded Freightquote, an online transportation broker of freight services, in 1998, and served as its Chairman and CEO until its sale to C.H. Robinson Worldwide Inc. (NASDAQ:CHRW), a provider of multimodal transportation services and third-party logistics, in 2015. Prior to founding Freightquote, Mr. Barton was the Co-Founder and President of UWI Association Programs, a telecommunications company, which grew into Network Long Distance before being acquired by IXC Communications/Broadwing Corporation in 1998. Mr. Barton has served on the Board of Directors of Fred’s, Inc. (NASDAQ:FRED), an operator of discount value stores, since April 2017. Mr. Barton earned his B.A. in Business from the University of Kansas and an M.S. in Finance from Louisiana State University.

We believe that Mr. Barton’s extensive operational experience coupled with his experience as a founder of several companies would make him a well-qualified addition to the Board.

22

Heath Freeman Age: 38 885 Third Avenue New York, NY 10022

Mr. Freeman serves as Vice Chairman of MNG Enterprises, owner of one of the largest newspaper businesses in the United States, and has been a director since January 2011. He has served as the President of Alden since 2014 and is a Founding Member. Prior to Alden, he worked at Smith Management LLC, an investment manager, where he was responsible for investing in deeply undervalued companies and special situations, from 2006 to 2007. Mr. Freeman began his career as an analyst at Peter J. Solomon Company, a boutique investment bank, where he worked on mergers and acquisitions, restructurings and refinancing assignments, from 2003 to 2006. He has been the Chairman of Fred’s, Inc. (NASDAQ:FRED), an operator of discount value stores, since September 2017 and has been a director since August 2017. Mr. Freeman holds a B.A. from Duke University.

We believe that Mr. Freeman’s financial, transaction, operational and industry expertise would make him a valuable addition to the Board.

R. Joseph Fuchs Age: 78 44 Cocoanut Row Palm Beach, FL 33480

Mr. Fuchs has served as the Executive Chairman of MNG Enterprises, owner of one of the largest newspaper businesses in the United States, since September 2015 and as a director since 2012. Mr. Fuchs also currently serves as the President of Rockfleet Broadcasting, Inc., a broadcasting company with three stations in its family, since 1998. Prior to that Mr. Fuchs served as the President of Rockfleet Media, a publisher of weekly newspapers in New Jersey, from 1993 until 1999. Mr. Fuchs also had an equity interest in a Fox Television station in Colorado, from 1984 until 2003. Earlier in his career Mr. Fuchs held various senior level positions at Kidder, Peabody & Co., a securities firm, including having served as the Managing Director for the International Equity Marketing Group, member of the Management Committee and Director of Equity Research, from 1964 to 1995, as well as serving on the board of directors. During his time at Kidder, Peabody & Co. Mr. Fuchs was also a top ranked media analyst with many years covering Gannett. Mr. Fuchs received his B.S. in Economics from the Wharton School at University of Pennsylvania and his M.B.A from Columbia University.

We believe that Mr. Fuchs’ industry and transaction experience would make him a valuable addition to the Board.

23

Guy Gilmore Age: 63 10 River Park Plaza St. Paul, MN 55107

Mr. Gilmore currently serves as the Chief Operating Officer of MNG Enterprises, owner of one of the largest newspaper businesses in the United States, since October 2017. Previously, Mr. Gilmore served as the Executive Vice President East of MNG Enterprises from September 2013 until October 2017. Before that, Mr. Gilmore served as President and Publisher of the St. Paul Pioneer Press (n/k/a the Twin Cities Pioneer Press), a Saint Paul, Minnesota, based newspaper from 2007 until 2013 and its Vice President from 2005 until 2007. Earlier in his career Mr. Gilmore served as the President and Publisher of Allentown Morning Call, as well as several other senior positions at the Baltimore Sun, the Portland Oregonian, the Nashville Tennessean & Banner, USA Today and Gannett. Mr. Gilmore received his B.A. in English Literature from University of California at Riverside, where he graduated Magna Cum Laude and as a Phi Beta Kappa member.

We believe that Mr. Gilmore’s experience as a veteran newspaper executive with over 40 years of experience makes him well-qualified to serve on the Board.

Dana Goldsmith Needleman Age: 46 One Grand Central Place New York, NY 10165

Ms. Needleman has served as a Principal of The Cogent Group, an acquirer of single-tenant net leased real estate nationally, since October 2009, where she is responsible for the origination, underwriting, financing, structuring, and closing of net lease transactions. She has been instrumental in the acquisition, development and disposition of more than $5.0 billion of corporate real estate throughout the United States with a heavy concentration of retail and industrial assets. From 1999 to 2009, Ms. Needleman was employed by Cardinal, a private equity real estate investment firm. She served as a Managing Director at Cardinal from 2003 to 2009 and its Vice President from 1999 to 2002. Throughout her career, Ms. Needleman has completed sizeable portfolio acquisitions with Reuters, Georgia Pacific LLC, Beckman Coulter Inc. Academy Sports & Outdoors, Albertson’s, Dick’s Sporting Goods, PetSmart, Rite Aid, Shaw’s, and various other national retailers, enabling these companies to maximize the value of their real estate holdings through sale-leaseback and build-to-suit transactions. From 1997 to 1999, Ms. Needleman was an Associate at Corporate Realty Investment Company Capital, LLLC, a private real estate company. She has served on the Board of Directors of Fred’s, Inc. (NASDAQ:FRED), an operator of discount value stores, since May 2018. Ms. Needleman earned her B.A. from Duke University and J.D. from Boston University School of Law, and was admitted to the New York and Massachusetts bars.

We believe that Ms. Needleman’s operational and real estate transaction experience coupled with her financial expertise would make her a valuable addition to the Board.

24

Steven B. Rossi Age: 69 34 Glen Ridge Avenue Los Gatos, CA 95030

Mr. Rossi served as the Chief Executive Officer of MediaNews Group, an operating subsidiary of MNG Enterprises managing one of the largest newspaper businesses in the United States, from June 2015 until retiring in November 2017. Prior to that, he served as MediaNews Group’s President beginning in July 2014 and its Chief Operating Officer from January 2015 until assuming the CEO role, and as Executive Vice President from 2006 until April 2007. Previously, he served as the President and Chief Executive Officer of the California Newspapers Partnership, a publisher of more than two dozen daily newspapers and several weekly newspapers, from 2007 until July 2014. Earlier in his career, Mr. Rossi served in various executive positions at Knight Ridder, Inc., a media company specializing in newspaper and internet publishing, from 1987 until it was acquired by the McClatchy Company in June 2006, including President of the Newspaper Division, Chief Financial Officer, and Senior Vice President of Operations. From 1992 through 1998 he was Executive Vice President and General Manager of The Philadelphia Inquirer and Daily News¸ both of which are daily newspapers. Prior to joining the newspaper industry, Mr. Rossi held positions in general management and mergers and acquisitions with AmeriGas, Inc., a liquefied petroleum gas distribution company, and in international finance with IU International Corporation, a diversified services company with businesses in trucking, food services, and waste management. He has been on the Board of Directors of Fred’s, Inc. (NASDAQ:FRED), an operator of discount value stores, since April 2017. Mr. Rossi holds a B.A. in Economics from Ursinus College and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania.

We believe that Mr. Rossi’s significant operational and transaction experience in the newspaper industry would make him a well-qualified addition to the Board.

 Section 3.2(C) of the Bylaws states that “a director who has not served as the Chief Executive Officer of the Corporation shall be eligible to serve as a member of the Board of Directors until the first Annual Meeting of Stockholders following his or her seventieth-fifth (75th) birthday.” The Bylaws do not purport to disqualify any director beyond the age of 75 from being elected as a director. In the event that Mr. Fuchs is elected as a director at the Annual Meeting, pursuant to this Bylaw provision, he would only be permitted to serve as a director until the first annual meeting of stockholders thereafter, or the 2020 annual meeting of stockholders. We believe this provision deprives the Board of the wealth of experience and knowledge that may be offered by directors that have attained a certain age, such as Mr. Fuchs, who can make valuable contributions to the Board. Therefore, if Mr. Fuchs is elected to the Board at the Annual Meeting, we would expect the Board to consider an amendment to Section 3.2(C) of the Bylaws, to either delete this Bylaw provision or to permit the Board to waive this mandatory retirement provision for periods of one-year or more.

As of the date hereof, Messrs. Barton, Fuchs, Gilmore and Rossi and Ms. Needleman do not own beneficially or of record any securities of Gannett and have not entered into any transactions in securities of Gannett during the past two years. Mr. Fuchs is a director and Mr. Gilmore is Chief Operating Officer of MNG Enterprises, however, they do not have voting or dispositive power over the shares of Common Stock beneficially owned by MNG Enterprises.

25

MNG Investment Holdings LLC (“MNG Holdings”), as the managing member of Opportunities, beneficially owns the 8,506,799 shares of Common Stock owned by Opportunities. MNG Enterprises, as the sole member of MNG Holdings, beneficially owns the 8,506,799 shares of Common Stock owned by Opportunities. Alden, as the investment manager of funds that collectively hold a majority voting interest in MNG Enterprises, beneficially owns the 8,506,799 shares of Common Stock owned by Opportunities. Mr. Freeman, as the President of Alden, beneficially owns the 8,506,799 shares of Common Stock owned by Opportunities.

Each MNG Nominee is a citizen of the United States of America.

Each of the MNG Nominees, as a member of a “group” for the purposes of Section 13(d)(3) of the Exchange Act, beneficially owns the shares of Common Stock owned in the aggregate by the other members of the group. Each of the MNG Nominees disclaims beneficial ownership of such shares of Common Stock that such person does not directly own. For information regarding purchases and sales during the past two years by the MNG Nominees and by the members of the Group (defined below) of securities of Gannett beneficially owned by the MNG Nominees, see Schedule I.

MNG Enterprises, and the other Participants (as defined below) are collectively referred to as the “Group” herein.

The Participants are party to a Joint Filing and Solicitation Agreement in which, among other things, the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of Gannett to the extent required by applicable law and to solicit proxies for the election of the MNG Nominees at the Annual Meeting.

Other than as stated herein, and except for compensation received by Mr. Freeman as President of Alden and Vice Chairman of MNG Enterprises, Mr. Fuchs as Chairman of MNG Enterprises and Mr. Gilmore as Chief Operating Officer of MNG Enterprises, there are no arrangements or understandings between MNG Enterprises and the other Participants or any other person or persons pursuant to which the nomination of the MNG Nominees described herein is to be made, other than the consent by each of the MNG Nominees to be named in this Proxy Statement and to serve as a director of Gannett if elected as such at the Annual Meeting. None of the MNG Nominees is a party adverse to Gannett or any of its subsidiaries or has a material interest adverse to Gannett or any of its subsidiaries in any material pending legal proceedings.

MNG Enterprises believes that each MNG Nominee presently is, and if elected as a director of Gannett would be, an “independent director” within the meaning of (i) applicable NYSE listing standards applicable to board composition, including Rule 303A.02, and (ii) Section 301 of the Sarbanes-Oxley Act of 2002.

While MNG Enterprises and Gannett are both in the newspaper publishing industry, based on a detailed review of MNG Enterprises’ various publications and publicly available information related to Gannett’s publications, Akin Gump, legal counsel to MNG Enterprises, found that MNG Enterprises appears to rarely, if ever, operate newspapers in competition with Gannett. As a result, Akin Gump has reasonably concluded (based on publicly available information concerning Gannett) that either the antitrust law prohibiting individuals from serving as directors and/or officers of two companies that directly compete does not apply, or the de minimis exception to that law applies.

If MNG Enterprises is successful in electing all of its MNG Nominees at the Annual Meeting, then a change of control of the Board may be deemed to have occurred. Based on a review of Gannett’s material contracts and agreements, such a change of control may trigger certain change in control provisions or payments under certain of Gannett’s agreements and compensation plans, including its (i) Credit Agreement, dated as of June 29, 2015 (the “Credit Facility”), among Gannett as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto, (ii) 2015 Deferred Compensation Plan, (iii) 2015 Supplement Retirement Plan, (iv) Amendment No. 1 to the 2015 Omnibus Incentive Compensation Plan, (v) 2015 Change in Control Severance Plan as amended of July 20, 2017, and (vi) Executive Severance Plan, as amended of July 20, 2017. According to Gannett’s proxy statement, the Board has determined to approve the MNG Nominees, solely and specifically for the purposes of the change of control provisions in the Credit Facility. As a result, Gannett believes that the election of some or all of the MNG Nominees will not trigger the change of control provisions under the terms of the Credit Facility. With respect to the compensation plans listed above, while a change of control may trigger certain provisions or payments, we believe any potential effects from such a change of control would be outweighed by the overwhelming benefits from a Board that consists of all of the MNG Nominees. Additionally, many of the implicated provisions of the compensation plans are “double-trigger” provisions, meaning that a change of control in and of itself would not trigger any immediate payments, but rather there would also need to be a qualifying termination of the applicable individual within the specified period.

26

We do not expect that the MNG Nominees will be unable to stand for election, but, in the event any MNG Nominee is unable to serve, or for good cause will not serve, the shares of Common Stock represented by the enclosed BLUE proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under Gannett’s organizational documents and applicable law. In addition, we reserve the right to nominate substitute person(s) if Gannett makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any MNG Nominee, to the extent this is not prohibited under Gannett’s organizational documents and applicable law. In any such case, shares of Common Stock represented by the enclosed BLUE proxy card will be voted for such substitute nominee(s). We reserve the right to nominate additional person(s), to the extent this is not prohibited under Gannett’s organizational documents and applicable law, if Gannett increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting. Additional nominations made pursuant to the preceding sentence are without prejudice to our position that any attempt to increase the size of the current Board or to classify the Board constitutes an unlawful manipulation of Gannett’s corporate machinery.

While we currently intend to vote all of the MNG Group Shares in favor of the election of the MNG Nominees, we reserve the right to vote some or all of the MNG Group Shares for some or all of Gannett’s director nominees, as we see fit, in order to achieve a Board composition that we believe is in the best interest of all stockholders. We would only intend to vote some or all of the MNG Group Shares for some or all of Gannett’s director nominees in the event it were to become apparent to us, based on the projected voting results at such time, that less than all of the MNG Nominees would be elected at the Annual Meeting and that by voting the MNG Group Shares we could help elect Gannett nominees that we believe are the most qualified to serve as directors and thus help achieve a Board composition that we believe is in the best interest of all stockholders. Stockholders should understand, however, that all shares of Common Stock represented by the enclosed BLUE proxy card will be voted at the Annual Meeting as marked.

WE STRONGLY URGE YOU TO VOTE “FOR” THE ELECTION OF THE MNG NOMINEES ON THE ENCLOSED BLUE PROXY CARD

27

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in Gannett’s proxy statement, Gannett has proposed that the stockholders ratify the Audit Committee’s appointment of Ernst & Young LLP as Gannett’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Additional information regarding this proposal is contained in Gannett’s proxy statement.

We do not object to the ratification of the Audit Committee’s appointment of Ernst & Young LLP and recommend that you vote “FOR” this proposal by checking the appropriate box and signing, dating and returning the enclosed BLUE proxy card.

28

PROPOSAL NO. 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As discussed in further detail in Gannett’s proxy statement, Gannett is asking stockholders to approve, on an advisory basis, the compensation of Gannett’s named executive officers as described under “Compensation Discussion and Analysis” in Gannett’s proxy statement and the related executive compensation tables, notes and narrative. Accordingly, Gannett is asking stockholders to vote for the following resolution:

“RESOLVED, that the stockholders of Gannett Co., Inc. approve the compensation of Gannett’s named executive officers as disclosed in this Proxy Statement, including ‘Compensation Discussion and Analysis,’ the compensation tables and the related discussion.”

As discussed in Gannett’s proxy statement, while the say-on-pay vote is non-binding, the Executive Compensation Committee of the Board and the Board value the views of Gannett’s stockholders and will take the outcome into account when considering future compensation decisions affecting Gannett’s named executive officers.

We make no recommendation with respect to the approval, on an advisory basis, of the compensation of Gannett’s named executive officers, and intend to vote our shares “AGAINST” this proposal.

29

SOLICITATION OF PROXIES

Proxies may be solicited by mail, facsimile, telephone, telegraph, electronic mail, in person and by advertisements. Solicitations may also be made by certain of the respective directors, officers, members and employees of MNG Enterprises, none of whom will, except as described elsewhere in this Proxy Statement, receive additional compensation for such solicitation. The MNG Nominees may make solicitations of proxies but, except as described herein, will not receive compensation for acting as director nominees.

We have retained Okapi Partners for solicitation and advisory services in connection with solicitations relating to the Annual Meeting. Okapi Partners will receive a retainer of $80,000, applicable toward the final fee to be mutually agreed upon by MNG Enterprises and Okapi Partners and reimbursement of reasonable out-of-pocket expenses for its services to MNG Enterprises in connection with the solicitation. Approximately 45 people may be employed by Okapi Partners to solicit proxies from Gannett’s stockholders for the Annual Meeting. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of Common Stock held as of the Record Date. MNG Enterprises will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, directors, officers, members and certain other employees of MNG Enterprises and its affiliates may solicit proxies as part of their duties in the normal course of their employment without any additional compensation.

MNG Enterprises will pay all costs of the solicitation of proxies on behalf of MNG Enterprises and the other participants described in this Proxy Statement for the Annual Meeting. MNG Enterprises intends to seek reimbursement from Gannett of all expenses it incurs in connection with this solicitation. MNG Enterprises does not intend to submit the question of such reimbursement to a vote of security holders of Gannett. The expenses incurred by MNG Enterprises or on MNG Enterprises’ behalf to date in furtherance of, or in connection with, the solicitation of proxies for the Annual Meeting is $500,000 and MNG Enterprises anticipates that its total expenses will be approximately $1.25 million. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any such solicitation.

ADDITIONAL PARTICIPANT INFORMATION

The “Participants” in the proxy solicitation are anticipated to be MNG Enterprises, MNG Holdings, Opportunities, Alden, Timothy Barton, Heath Freeman, R. Joseph Fuchs, Guy Gilmore, Dana Needleman and Steven Rossi.

The principal business of Opportunities is investing in securities and related instruments. The principal business of MNG Enterprises is to serve as the parent company and manager of a leading newspaper publisher in local, multi-platform news and information. The principal business of MNG Holdings is to serve as the managing member of Opportunities. The principal business of Alden is investment management. The principal occupation of Mr. Freeman is serving as the President of Alden.

The principal business address of each of MNG Enterprises, MNG Holdings and Opportunities is 101 W. Colfax Avenue, Denver, Colorado 80202. The principal business address of each of Alden and Mr. Freeman is 885 Third Avenue, New York, New York 10022.

As of the date hereof, Opportunities directly beneficially owns 8,506,799 shares of Common Stock. MNG Holdings, as the managing member of Opportunities, beneficially owns the 8,506,799 shares of Common Stock owned by Opportunities. MNG Enterprises, as the sole member of MNG Holdings, beneficially owns the 8,506,799 shares of Common Stock owned by Opportunities. Alden, as the investment manager of funds that collectively hold a majority voting interest in MNG Enterprises, beneficially owns the 8,506,799 shares of Common Stock owned by Opportunities. Mr. Freeman, as the President of Alden, beneficially owns the 8,506,799 shares of Common Stock owned by Opportunities.

30

The shares of Common Stock purchased by Opportunities were purchased with working capital of Opportunities.

The Group beneficially owns the 8,506,799 shares of Common Stock owned in the aggregate by all of the Participants. Each Participant disclaims beneficial ownership of the shares of Common Stock he, she or it does not directly own. For information regarding purchases and sales of securities of Gannett during the past two years by the Participants, see Schedule I.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of Gannett; (iii) no Participant owns any securities of Gannett which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of Gannett during the past two years; (v) no part of the purchase price or market value of the securities of Gannett owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of Gannett, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of Gannett; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Gannett; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of Gannett’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which Gannett or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by Gannett or its affiliates, or with respect to any future transactions to which Gannett or any of its affiliates will or may be a party; (xi) no Participant has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting; (xii) no Participant holds any positions or offices with Gannett; (xiii) no Participant has a family relationship with any director, executive officer, or person nominated or chosen by Gannett to become a director or executive officer; and (xiv) no companies or organizations, with which any of the Participants has been employed in the past five years, is a parent, subsidiary or other affiliate of Gannett. There are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to Gannett or any of its subsidiaries or has a material interest adverse to Gannett or any of its subsidiaries. With respect to each of the Participants, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

CERTAIN ADDITIONAL INFORMATION

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. MNG Enterprises will promptly deliver a separate copy of the document to you if you write to our proxy solicitor, Okapi Partners, at the following address or phone number: 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, or call toll free at (888) 785-6668. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact our proxy solicitor at the above address and phone number.

31

This Proxy Statement is dated April 1, 2019. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to stockholders shall not create any implication to the contrary.

STOCKHOLDER PROPOSALS

As discussed in Gannett’s proxy statement, proposals of stockholders intended to be presented at Gannett’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”) must, in order to be considered for inclusion in Gannett’s proxy statement and the form of proxy for the 2020 Annual Meeting, be submitted in writing to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary, be received by November 26, 2019, and otherwise satisfy the requirements specified in Rule 14a-8 under the Exchange Act.

As discussed in Gannett’s proxy statement, under Gannett’s organizational documents, any stockholder intending to propose items of business and/or nominate director candidates for the 2020 Annual Meeting that are not intended to be included in Gannett’s proxy materials must submit written notice of such proposals or nominations to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Such notice must be delivered no earlier than the close of business on January 17, 2020 and no later than the close of business on February 16, 2020. However, if the date of the 2020 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of this year’s Annual Meeting, such notice must be delivered no earlier than the close of business on the 120th day prior to the 2020 Annual Meeting and no later than the close of business on the 90th day prior to the 2020 Annual Meeting, or if the first public announcement of the date of the 2020 Annual Meeting is less than 100 days prior to the date of the 2020 Annual Meeting, the 10th day following the day on which Gannett first makes a public announcement of the date of the 2020 Annual Meeting.

The principal executive offices of Gannett are located at 7950 Jones Branch Drive, McLean, Virginia 22107.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2020 Annual Meeting is based on information contained in Gannett’s proxy statement and the Bylaws. The incorporation of this information in this Proxy Statement should not be construed as an admission by any of the participants that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN GANNETT’S PROXY STATEMENT RELATING TO THE Annual Meeting BASED ON RELIANCE ON RULE 14A-5(C). THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON GANNETT’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF GANNETT.

April 1, 2019

Thank you for your support.

MNG ENTERPRISES, INC.

32

SCHEDULE I

TRANSACTIONS IN SECURITIES OF GANNETT DURING THE PAST TWO YEARS

Nature of the Transaction	Securities Purchased/(Sold)	Date of Purchase/(Sale)

Purchase of Common Stock	350,000	11/05/2018
Purchase of Common Stock	150,000	11/06/2018
Purchase of Common Stock	300,000	11/07/2018
Purchase of Common Stock	375,000	11/08/2018
Purchase of Common Stock	75,000	11/09/2018
Purchase of Common Stock	950,000	11/12/2018
Purchase of Common Stock	350,000	11/13/2018
Purchase of Common Stock	450,000	11/14/2018
Purchase of Common Stock	150,000	11/15/2018
Purchase of Common Stock	100,000	11/16/2018
Purchase of Common Stock	150,000	11/19/2018
Purchase of Common Stock	1,100,000	11/20/2018
Purchase of Common Stock	500,000	11/21/2018
Purchase of Common Stock	50,000	11/23/2018
Purchase of Common Stock	150,000	11/26/2018
Purchase of Common Stock	100,000	11/27/2018
Purchase of Common Stock	200,000	11/28/2018
Purchase of Common Stock	225,000	01/02/2019
Purchase of Common Stock	76,297	01/02/2019
Purchase of Common Stock	240,000	01/03/2019
Purchase of Common Stock	156,800	01/03/2019
Purchase of Common Stock	400,000	01/04/2019
Purchase of Common Stock	375,000	01/07/2019
Purchase of Common Stock	375,000	01/08/2019
Purchase of Common Stock	400,000	01/09/2019
Purchase of Common Stock	380,000	01/10/2019
Purchase of Common Stock	378,702	01/11/2019

I-1

SCHEDULE II

The following table is reprinted from Gannett’s definitive proxy statement filed with the Securities and Exchange Commission on March 26, 2019.

Securities Beneficially Owned by Directors, Executive Officers and Principal Stockholders

The information below regarding beneficial ownership of common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right, including through the settlement of vested RSUs in shares of common stock.

The following table presents, as of March 1, 2019, information based on the Company’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each director and each nominee to the Board of Directors, the Company’s NEOs for 2018 (other than Ms. Rowlands and Mr. Zidich, who departed in January 2019 and April 2018, respectively), and all directors and executive officers of the Company as a group. None of the shares owned by the Company’s directors or executive officers was pledged.

NAME OF BENEFICIAL OWNER(1)	SHARES OWNED	PERCENT OF CLASS

Capital Income Builder(2)	8,547,400	7.47%
Dimensional Fund Advisors LP(3)	9,494,305	8.29%
Capital International Investors(4)	8,981,831	7.85%
The Vanguard Group(5)	13,124,159	11.47%
BlackRock, Inc.(6)	16,606,475	14.51%
Vanguard Fiduciary Trust Company(7)	9,814,240	8.57%
MNG Enterprises, Inc.(8)	8,506,799	7.43%
Robert J. Dickey	324,002	*
Alison K. Engel	101,926	*
Maribel Perez Wadsworth	41,635	*
Barbara W. Wall	49,288	*
John Jeffry Louis	315,276	*
John E. Cody	33,614	*
Stephen W. Coll	34,505	*
Donald E. Felsinger	15,471	*
Lila Ibrahim	44,573	*
Lawrence S. Kramer	75,863	*
Tony A. Prophet	22,753	*
Debra A. Sandler	44,573	*
Chloe R. Sladden	19,037	*
All directors and executive officers as a group (19 persons including those named above)	1,252,881	1.09%

*	Less than one percent.
II-1

(1)	The following shares of common stock are included in the table because they may be acquired pursuant to stock options exercisable by May 1, 2019: Mr. Louis-977; Mr. Cody-9,451; and all directors and executive officers as a group-10,428. The following shares of common stock are included in the table because they may be acquired upon settlement of RSUs that have vested or will vest by May 1, 2019: Mr. Louis-29,798; Mr. Cody-18,266; Mr. Coll-15,189; Mr. Felsinger-13,124; Ms. Ibrahim-27,548; Mr. Kramer-16,016; Mr. Prophet-18,266; Ms. Sandler-27,548; Ms. Sladden-16,016; and all directors and executive officers as a group-181,711. The shares reported in the table include dividend equivalent units credited with respect to director RSU awards and shares of common stock credited to employees’ accounts in the Gannett 401(k) plan. The shares reported in the table also include investments held through the DCP by certain of the Company’s directors in respect of deferred equity awards, which must be paid out in the form of Company stock in connection with the director’s departure from the Board, as follows: Mr. Cody-31,044; Mr. Coll- 11,532; Mr. Felsinger-26,908; Mr. Kramer-11,532; Mr. Prophet-31,150; Ms. Sladden-26,908; and all directors and executive officers as a group- 139,074.
(2)	Based upon information as of December 31, 2018, contained in a Schedule 13G/A filed with the SEC on February 14, 2019 by Capital Income Builder, reporting that under certain circumstances, Capital Income Builder may vote 8,547,400 shares. The address for Capital International Investors is 333 South Hope Street, Los Angeles, California 90071.
(3)	Based upon information as of December 31, 2018, contained in a Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP, reporting, in the aggregate, sole voting power over 9,167,293 and sole dispositive power over 9,494,305 shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
(4)	Based upon information as of December 31, 2018, contained in a Schedule 13G/A filed with the SEC on February 14, 2019 by Capital International Investors, reporting, in the aggregate, sole voting power over 8,969,581 shares and sole dispositive power over 8,981,831 shares. The address for Capital International Investors is 11100 Santa Monica Boulevard, 16th Floor, Los Angeles, CA 90025.
(5)	Based upon information as of December 31, 2018, contained in a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc., reporting, in the aggregate, sole voting power over 111,942 shares, shared voting power over 23,396 shares, sole dispositive power over 13,000,423 shares, and shared dispositive power over 123,736 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.
(6)	Based upon information as of December 31, 2018, contained in a Schedule 13G/A filed with the SEC on January 28, 2019 by BlackRock, Inc., reporting, in the aggregate, sole voting power over 16,284,668 shares and sole dispositive power over 16,606,475 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(7)	Based upon information as of December 31, 2018, contained in a Schedule 13G/A filed with the SEC on February 1, 2019 by Vanguard Fiduciary Trust Company, in its capacity as trustee for certain employee benefit plan(s) reporting, in the aggregate, shared voting and dispositive power over 9,814,240 shares. The address for Vanguard Fiduciary Trust Company is 500 Admiral Nelson Blvd., Malvern, PA 19355.
(8)	Based upon information as of February 7, 2019, contained in a Schedule 13D/A filed with the SEC on February 11, 2019 by MNG Enterprises, Inc., reporting 8,506,799 shares held by MNG Enterprises, Inc.; MNG Investment Holdings, LLC; Strategic Investment Opportunities LLC; Alden Global Capital LLC; and Heath Freeman, as the President of Alden Global Capital LLC, as a group (the “MNG Group”). Each member of the MNG Group has shared voting and dispositive power with respect to all 8,506,799 shares. The address for the MNG Group is 101 W. Colfax Avenue, Denver, Colorado 80202.

II-2

SCHEDULE III

Set forth below is the name and present principal business, occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of the executive officers and directors of MNG Enterprises, MNG Holdings, Opportunities and Alden. To the best of our knowledge, except as set forth herein, none of the persons listed below beneficially owns any securities of Gannett or is a party to any contract, agreement or understanding required to be disclosed herein.

Directors and Executive Officers of MNG Enterprises

Unless otherwise indicated below: (i) each occupation set forth opposite an individual’s name refers to employment with MNG Enterprises, and (ii) for each person, the business address is 101 W. Colfax Avenue, Denver, Colorado 80202.

Name	Present Position with MNG Enterprises (or Other Principal Occupation or Employment)	Address of Employer if other than MNG Enterprises
Maz Akram	Director
Heath Freeman	Director	c/o Alden Global Capital LLC 885 Third Avenue New York, NY 10022
R. Joseph Fuchs	Director
Christopher Minnetian	Director
Martin Wade	Director
Guy Gilmore	Chief Operating Officer
Michael Koren	Senior Vice President, Chief Financial Officer
Marshall Anstandig	Senior Vice President, General Counsel and Secretary

Directors and Executive Officers of MNG Holdings

Unless otherwise indicated below: (i) each occupation set forth opposite an individual’s name refers to employment with MNG Holdings, and (ii) for each person, the business address is 101 W. Colfax Avenue, Denver, Colorado 80202.

Name	Present Position with MNG Holdings (or Other Principal Occupation or Employment)	Address of Employer if other than MNG Holdings
Michael Koren	Chief Financial Officer
Marshall Anstandig	General Counsel and Secretary

III-1

Directors and Executive Officers of Opportunities

Unless otherwise indicated below: (i) each occupation set forth opposite an individual’s name refers to employment with Opportunities, and (ii) for each person, the business address is 101 W. Colfax Avenue, Denver, Colorado 80202.

Name	Present Position with Opportunities (or Other Principal Occupation or Employment)	Address of Employer if other than Opportunities
Michael Koren	Senior Vice President, Chief Financial Officer
Marshall Anstandig	Senior Vice President, General Counsel and Secretary

Directors and Executive Officers of Alden

Unless otherwise indicated below: (i) each occupation set forth opposite an individual’s name refers to employment with Alden, and (ii) for each person, the business address is 885 Third Avenue, New York, NY 10022.

Name	Present Position with Alden (or Other Principal Occupation or Employment)	Address of Employer if other than Alden
Heath Freeman	President
Joshua Kleban	Chief Financial Officer
Michael Monticciolo	Chief Legal Officer and Chief Compliance Officer

III-2

IMPORTANT

Tell the Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give MNG Enterprises your proxy “FOR” the election of the MNG Nominees and in accordance with MNG Enterprises’ recommendations on the other proposals on the agenda for the Annual Meeting by taking these three steps:

•	SIGNING the enclosed BLUE proxy card;
•	DATING the enclosed BLUE proxy card; and
•	MAILING the enclosed BLUE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed BLUE voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Okapi Partners at the address set forth below.

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(212) 297-0720 (Main)

Stockholders Call Toll-Free: (888) 785-6668

Email: info@okapipartners.com

www.SaveGannett.com

BLUE PROXY CARD

GANNETT CO., INC.

2019 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF MNG ENTERPRISES, INC.

THE BOARD OF DIRECTORS OF GANNETT CO., INC. IS NOT SOLICITING THIS PROXY

P R O X Y

The undersigned appoints Heath Freeman, Andrew Freedman and Bruce Goldfarb, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Gannett Co., Inc., a Delaware corporation ("Gannett"), which the undersigned would be entitled to vote if personally present at the 2019 Annual Meeting of Stockholders of Gannett scheduled to be held on Thursday, May 16, 2019, at 8:30 am, local time at, Gannett's corporate headquarters, located at 7950 Branch Drive, McLean VA 22107 (including any adjournments or postponements thereof and any meeting called in lieu thereof, the "Annual Meeting").

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of Gannett held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1, "FOR" PROPOSAL 2 AND "AGAINST" PROPOSAL 3.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with the solicitation of proxies for the Annual Meeting by MNG Enterprises, Inc. ("MNG").

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Please mark vote as in this example: ☒

MNG STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR ALL" THE MNG NOMINEES LISTED BELOW IN PROPOSAL 1. MNG ALSO RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2. MNG MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 3.

1. MNG's proposal to elect Timothy Barton, Heath Freeman, R. Joseph Fuchs, Guy Gilmore, Dana Needleman and Steven Rossi as directors of Gannett.

MNG Nominees:

Timothy Barton	Guy Gilmore
Heath Freeman	Dana Needleman
R. Joseph Fuchs	Steven Rossi

FOR ALL MNG NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL MNG NOMINEES	FOR ALL MNG NOMINEES EXCEPT
☐	☐	☐

Note: If you do not wish for your shares to be voted "FOR" a particular nominee, mark the "FOR ALL MNG NOMINEES EXCEPT" box and write the name(s) of the nominee(s) you do not support on the line below. Your shares of common stock will be voted for the remaining nominee(s).

____

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

Signature	Date	Signature (if held jointly)	Date

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲